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             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                       ENHANCED DEATH BENEFIT "EDB" RIDER

OVERVIEW: This EDB Rider ("Rider") is an optional rider the Owner has selected. It provides an Enhanced Death Benefit, which guarantees [7%] growth (subject to a [200%] cap) and provides an annual step-up.

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the issue date.

BENEFIT: The "Death Benefit" section of the "DEATH BENEFIT" provision is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before or on his/her [80th] birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive Market Value Adjustment ("MVA"), if applicable;

     (b) gross payments accumulated daily at an effective annual yield of [7%], starting on the Effective Valuation Date of each gross payment and ending on the date of death, adjusted for withdrawals as they occur. This value cannot exceed [200%] of the total of gross payments and Payment Credits, adjusted for withdrawals as they occur; and

     (c) the highest Accumulated Value on any contract anniversary prior to the date of death, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and adjusted for subsequent withdrawals.

II. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and after his/her [80th] birthday, but before his/her [90th] birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable;

     (b) the value as determined by Section I(b) above on the deceased's [80th] birthday, increased for subsequent Payments and adjusted for subsequent withdrawals; and

     (c) the highest Accumulated Value on any contract anniversary prior to the date of death, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and adjusted for subsequent withdrawals.

III. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date, but on or after his/her [90th] birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable;

     (b) the value as determined by Section I(b) above on the deceased's [80th] birthday, increased for subsequent Payments and adjusted for subsequent withdrawals;

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     (c)  the highest Accumulated Value on any contract anniversary prior to the deceased's [90th] birthday, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and adjusted for subsequent withdrawals; and

     (d) the Accumulated Value, increased for any positive MVA, if applicable, on the deceased's [90th ] birthday, increased for subsequent Payments, and adjusted for subsequent withdrawals.

RESTRICTED FUND:

For purposes of the "Adjustments for Withdrawals" section below, each of the following investment options is considered to be a Restricted Fund:

     [The Fixed Account
     The Guarantee Period Accounts]

ADJUSTMENTS FOR WITHDRAWALS:

Sections I(b), I(c), II(b), II(c), III(b), III(c) and III(d) of the "Benefit" provision are adjusted for withdrawals. For purposes of determining the type of adjustment, all withdrawals in whole or in part are classified as either Proportionate Withdrawals or Direct Withdrawals.

     Proportionate Withdrawals are withdrawals that proportionately reduce the applicable value. This proportionate reduction is calculated by multiplying the Section I(b), I(c), II(b), II(c), III(b), III(c) or III(d) value, determined immediately prior to the withdrawal, by the following:

                     Amount of the proportionate withdrawal
                     --------------------------------------
                    Accumulated Value determined immediately
                             prior to the withdrawal

     Direct Withdrawals are withdrawals that directly reduce the applicable value by an amount equal to the amount of the Direct Withdrawal. The Maximum Direct Withdrawal is the maximum amount that may be taken as a Direct Withdrawal, as determined at the time of each withdrawal. The Maximum Direct Withdrawal is equal to $0 if:

     (a)  an allocation has ever been made to a Restricted Fund; or

     (b) any prior withdrawal, in whole or in part, has ever been classified as a Proportionate Withdrawal.

     Otherwise, the Maximum Direct Withdrawal is equal to [7%] of gross payments (determined as of the Effective Valuation Date of each withdrawal) less all prior withdrawals in that Contract Year.

Adjustments for withdrawals, as referred to in Section I(b):
------------------------------------------------------------

     If a withdrawal is less than or equal to the Maximum Direct Withdrawal, then the entire withdrawal will be classified as a Direct Withdrawal.

     If a withdrawal is greater than the Maximum Direct Withdrawal, then that part of the withdrawal equal to the Maximum Direct Withdrawal will be classified as a Direct Withdrawal. That part of the withdrawal that exceeds the Maximum Direct Withdrawal will be classified as a Proportionate Withdrawal.

     Once a Proportionate Withdrawal is taken, all future withdrawals in any Contract Year will be classified as Proportionate Withdrawals. Once an allocation is made to a Restricted Fund, all future withdrawals in any Contract Year will be classified as Proportionate Withdrawals.

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Adjustments for withdrawals, as referred to in Sections I(c), II(b), II(c),
---------------------------------------------------------------------------
III(b), III(c) AND III(d):
--------------------------

     All withdrawals are Proportionate Withdrawals.

CHARGE FOR BENEFIT: [While this Rider is in effect, the Company will assess an EDB Charge equal to an annual percentage rate of .50% on a contract monthly basis. On the last day of each contract month, the monthly charge is deducted Pro Rata and is equal to 1/12th of the EDB Charge multiplied by the Accumulated Value of the contract on that date.] The EDB charge only applies during the Accumulation Phase.

TERMINATION: This Rider will terminate on the earliest of the following:

     (a)  the Annuity Date;

     (b) the date the Company determines a Death Benefit is payable and the contract is not continued under a spousal takeover; or

     (c)  surrender of the contract.



                    Signed for the Company at Dover, Delaware

           [ /s/ Mark A. Hug ]                     [ /s/ Charles F. Cronin ]

                 President                                 Secretary




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